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                                                     Exhibit 99.1


                                 Contacts:         Sam Gradess
                                                   Chief Financial Officer
                                                   Alloy, Inc.
                                                   212/244-4307
For immediate release:
----------------------
                                                   Investor Relations:
                                                   A.J. Goodman
                                                   PR21, Inc.
                                                   212/299-8888

        ALLOY CLOSES $65 MILLION OF CONVERTIBLE SENIOR DEBENTURE DUE 2023



New York, NY - July 24, 2003 - Alloy, Inc. (Nasdaq:ALOY), a media, marketing services and direct marketing company targeting the dynamic Generation Y population, today announced that it closed the sale of $65 million aggregate principal amount of its Convertible Senior Debentures due 2023 on July 23, 2003. The initial purchasers have a 30-day option to purchase up to an additional $13 million in aggregate principal amount of the Debentures.

The Debentures are the Company's general unsecured obligations and are equal in right of payment to its existing and future senior unsecured indebtedness and senior in right of payment to all of its future subordinated debt. The Company may not redeem the Debentures for five years. The Debentures bear interest at a rate of 5.375% annually. Each $1,000 principal amount of the Debentures is convertible under certain circumstances into 119.403 shares of Alloy common stock. Therefore, the Debentures are convertible in the aggregate into approximately 7.8 million shares of Alloy common stock or approximately 9.3 million shares of common stock if the initial purchasers exercise in full their option to purchase additional Debentures. The conversion rate is equivalent to an initial conversion price of approximately $8.38 per share, subject to adjustment. This represents a 25 percent conversion premium based on the closing sale price of $6.70 of Alloy's common stock on July 17, 2003.

Alloy intends to use a significant portion of the net proceeds from this sale for future acquisitions, potentially in both its merchandising and sponsorship businesses, and the remaining portion for working capital, capital expenditures and general corporate purposes.


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The Debentures have been offered only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The Debentures and the shares of Alloy common stock issuable upon the conversion of the Debentures have not been registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.


About Alloy

Alloy, Inc. is a media, marketing services and direct marketing company targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy's convergent media model uses a wide range of media assets to reach more than 25 million Generation Y consumers each month. Through Alloy's 360 Youth media and marketing services unit, marketers can connect with the Generation Y audience through a host of advertising and marketing programs incorporating Alloy's media and marketing assets such as direct mail catalogs, magazines, college and high school newspapers, Web sites, school-based media boards, college guides, and sponsored on- and off-campus events. Alloy generates revenue from its broad reach in the Generation Y community by providing marketers advertising and marketing services through 360 Youth and by selling apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, Web sites and magazines. For further information regarding Alloy, please visit our Web site (www.alloy.com) and click on "Investor Info". Information on 360 Youth's advertising and marketing services can be found at www.360youth.com.

This announcement may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "project" and "intend" and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues, generate high margin sponsorship and multiple revenue streams, increase visitors to our Web sites (www.alloy.com, www.ccs.com, and www.danscomp.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts, develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the "Risk Factors That May Affect Future Results" section included in our annual report on Form 10-K for the year ended January 31, 2003, as amended, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results or to changes in management's expectations, except as may be required by law.

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